Exhibit 21.1

Subsidiaries

Name	Percent Ownership	State of Incorporation
First Trade Union Bank Security Corporation*	100%	Massachusetts
First Trade Union Federal Organization Corp.*	100%	Massachusetts

*	Subsidiary of First Trade Union Bank